January 18, 1996

Foreland Corporation              Mr. Pat Keating
Union Terrace Office Building     Maxwell Petroleum Inc.
12596 West Bayaud, Suite 300      1675 Broadway, Suite 1050
Lakewood Colorado 80228           Denver, Colorado 80202
Attention: Mr. Dennis J. Gustafson

RE:  Amendment and Replacement of
     Acreage Exchange and Seismic Agreement
     Dated September 1, 1995
     Eureka County, Nevada

Gentlemen:

This Letter is being written to confirm the Understanding between Hugoton Energy Corporation ("HEC"), successor in interest to Consolidated Oil & Gas, Inc. ("COG"), Foreland Corporation ("Foreland") and Maxwell Petroleum, Inc. ("Maxwell"), collectively hereinafter referred to as the Parties, and when executed by Foreland and Maxwell shall constitute an agreement by and between the Parties hereto.

The Parties hereto agree that this particular Acreage Exchange and Seismic Agreement ("Agreement") shall replace that certain Acreage Exchange and Seismic Agreement dated September 1, 1995 by and between COG, Maxwell and Foreland and said Agreement dated September 1, 1995 shall terminate in its entirety and shall have no effect of whatsoever nature.

Further, the Parties hereto agree as follows

1) HEC and Maxwell represent that they are the owners of, respectively, a 60% interest and a 40% interest in that certain Oil and Gas Lease dated March 4, 1994, recorded in Book 268, Page 445, Eureka County Nevada from Slagowski Ranches, Inc., as Lessor, to Maxwell Petroleum Inc., as Lessee (Slagowski Lease"). Within fifteen (l5) days after execution of this Agreement by all Parties, HEC and Maxwell will assign, subject to the terms of said Slagowski Lease, to Foreland one hundred percent (100%) of their working interest and net revenue interest (thereby delivering an 84% net revenue interest) in the Slagowski Lease, insofar and only insofar, as it covers the following descanted lands ("Slagowski Trade Lands");

     Township 28 North, Range 52 East MDM
     ------------------------------------


     Section 8:      W/2, S/2SE/4
     Section 17:     N/2, SE/4, NE/4SW/4
     Section 20:     NE/4NE/4
     all containing 960 gross and net acres, more or less.

2) Foreland represents that it is the owner of that certain Federal Oil and Gas Lease N42868 ("Federal Lease") dated March 1, 1986. Within fifteen
      (15) days after execution of this Agreement by all Parties, Foreland will assign, subject to the terms of said Federal Lease, a one hundred percent (100%) Operating Rights interest to HEC and Maxwell delivering an 84% net revenue interest in said Federal Lease (being a one hundred percent (100%) working interest), insofar and only insofar, as it covers the following described lands ("Federal Trade Lands").

     Township 28 North. Range 52 East. MDM
     -------------------------------------


     Section 16:    NE/4, N/2SE/4, SE/4SE/4
     Section 17:    NE/4NE/4, SW/4, S/2SE/4
     Section 20:    N/2,S/2SW/4
     all containing 960 gross and net acres, more or less.
3) HEC hereby agrees to extend the Slagowski Lease for one (1) year from March 4, 1996 by paying, on or before March 4, 1996, the $10,000.00 option to extend payment as described in that certain Amendment, Ratification and Extension of Oil and Gas Lease to the said Slagowski Lease. HEC shall be responsible for the entire amount of said option to extend payment.

4) Foreland hereby agrees to extend the Federal Lease for two (2) years from Midnight February 28, 1996 by properly drilling a qualified well (per federal regulations) over the expiration date of said Federal Lease in order to obtain a two (2) year extension.

5) HEC will conduct, at its sole cost, risk expense and discretion, a 3D geophysical program consisting of approximately 5.75 miles more particularly described and depicted on Exhibit "A", attached hereto and made a part hereof: HEC and Foreland will each equally share rights of ownership of the seismic data described herein. Foreland will receive a copy of the field tapes and have access to any processed tapes as described herein. The Parties hereto agree that the 3D data shall be regarded as confidential data and shall not be divulged to any person or entity other than to those agents or employees of the Parties hereto to whom the confidential data or information obtained therefrom must be divulged in order for the Parties hereto to evaluate the described acreage for possible joint ventures or farmout by the Parties hereto The provisions hereof shall be binding upon the parties hereto their heirs, devisees, legal representatives, successors and assigns.

6) Subject only to any weather constraints or other acts beyond the control of HEC. HEC will commence the 3D geophysical program described in Article 5 herein within ninety (90) days from receipt of notification from the appropriate governmental office that said Federal Lease N42868 has been granted a two (2) year extension in its entirety as further described in
     Article 4 herein. In the event HEC fails to commence the SD geophysical program as described in Article 5 herein, HEC shall pay Foreland liquidated damages in the amount of $75,000.00.

7) Notwithstanding any other provisions herein to the contrary, in the event Foreland falls to spud said extension well and obtain a two (2) year lease extension on Federal Lease N42868 from the Federal Government as described in Article 4 above HEC shall not be obligated to commence the 3D geophysical program as stipulated in Article 5 above or pay the liquidated damages described in Article 6 herein. There will be no other penalties or claims against Foreland or HEC regarding performance under this Article.

8) For any assignment of leasehold made under the terms of this Agreement, Assignor warrants title only against third parties claiming rights by, through or under Assignor.

9) As between HEC and Maxwell, both parties agree that in regard to their Purchase of Oil and Gas Lease and Seismic/Farmout Option Agreement dated October 3, 1994, the lands defined herein as Slagowski Trade Lands shall be deemed to be deleted from said Farmout Option Agreement and the lands defined herein as Federal Trade Lands shall be deemed to be included in said Farmout Option Agreement. In addition, HEC and Maxwell agree to amend the Farmout Option Agreement by substituting the phrase "no later than December 31, 1996" in the first line of Article 4 and by substituting the date "January 15, 1997" for the dates "October l, 1995" and "November 1, 1995" in Article 6. All other terms and conditions of said Farmout Option Agreement shall remain the same and be in full force and effect.

10) This Agreement shall inure to the benefit of and be binding upon, HEC, Maxwell and Foreland and their respective heirs, successors and assigns.

If you are in agreement with the aforementioned terms and conditions of this Agreement please signify your acceptance where indicated below and notify the undersigned via facsimile (316) 269-6872 no later than 5:00 p.m. Monday, January 22, 1996.

Very truly yours,

HUGOTON ENERGY CORPORATION

/s/

Randall K. Click, CPL
Manager of Land and Contracts

AGREED TO AND ACCEPTED THIS 22nd DAY OF JANUARY, 1996.
- --------------------------- ---- ---------------------


Foreland Corporation               Maxwell Petroleum, Inc.
- --------------------




By:  /s/ Dennis J. Gustafson       By:/s/Pat Keating
- --- -------------------------------------------------------------

Title:                             Title:President
- ------ -------------               --------------- --------------